EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RehabCare Group, Inc.:

We consent to the incorporation by reference in the registration statement No. 33-43236 on Form S-8, registration statement No. 33-67944 on Form S-8, registration statement No. 33-82106 on Form S-8, registration statement No. 33-82048 on Form S-8, registration statement No. 333-11311 on Form S-8, and registration statement No. 333-120005 on Form S-8 of RehabCare Group, Inc. of our report dated January 30, 2006 (except for Note 6 and Note 12, as to which the date is March 3, 2006), with respect to the consolidated balance sheet of InteliStaf Holdings, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of RehabCare Group, Inc.

/s/ Ernst & Young LLP

Chicago, Illinois

March 8, 2006

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